Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 &
INCREASES FIRST QUARTER 2014 CASH DIVIDEND

Bensalem, PA — April 8, 2014 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended March 31, 2014 increased approximately 14% to $312,165,000 compared to $273,904,000 for the same 2013 period. Net income for the three months ended March 31, 2014 was $14,639,000 or $0.21 per basic and per diluted common share, compared to the three months ended March 31, 2013 net income of $14,954,000 or $0.22 per basic and per diluted common share. The three months ended March 31, 2013 reflected a $0.03 per share benefit due to the enactment of the American Taxpayer Relief Act of 2012, specifically, the retroactive reinstatement of certain tax credits. The Company's pre-tax income increased by 22% for the three months ended March 31, 2014 compared to the same 2013 period.

Additionally, our Board of Directors declared a quarterly cash dividend of $0.17250 per common share, payable on June 27, 2014 to shareholders of record at the close of business on May 23, 2014. This represents the 44th consecutive quarterly cash dividend payment, as well as the 43rd consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, April 9, 2014 at 8:30 a.m. Eastern Time to discuss its results for the three months ended March 31, 2014. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, April 9th.

The Company intends to file its Proxy Statement for the annual meeting of shareholders during the week of April 14th. The Company also announced that it will present at several conferences during May and June, including the Mizuho Securities USA 2014 Healthcare Corporate Access Day on May 6th at the Omni Berkshire Place in New York City, the UBS Global Healthcare Conference on May 19th at the Sheraton New York Times Square Hotel in New York City and the Jefferies 2014 Global Healthcare Conference on June 4th at the Grand Hyatt New York in New York City.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with one as high as 7% of our total consolidated revenues for the three months ended March 31, 2014; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”.

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Revenues	$312,165,000	$273,904,000
Operating costs and expenses:
Cost of services provided	267,371,000	235,191,000
Selling, general and administrative	22,046,000	20,790,000
Income from operations	22,748,000	17,923,000
Other income:
Investment and interest	381,000	1,034,000
Income before income taxes	23,129,000	18,957,000
Income taxes	8,490,000	4,003,000

Net income	$14,639,000	$14,954,000

Basic earnings per common share	$0.21	$0.22

Diluted earnings per common share	$0.21	$0.22

Cash dividends per common share	$0.17	$0.17

Basic weighted average number of common shares outstanding	70,321,000	68,463,000

Diluted weighted average number of common shares outstanding	71,072,000	69,361,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$71,692,000	$64,155,000
Marketable securities, at fair value	11,647,000	11,445,000
Accounts and notes receivable, net	195,146,000	189,107,000
Other current assets	45,568,000	44,485,000
Total current assets	324,053,000	309,192,000

Property and equipment, net	11,827,000	11,304,000
Notes receivable - long term, net	5,847,000	5,779,000
Goodwill	40,183,000	40,183,000
Other intangible assets, net	22,544,000	23,372,000
Deferred compensation funding	22,998,000	22,200,000
Other assets	13,687,000	13,312,000

Total Assets	$441,139,000	$425,342,000

Accrued insurance claims - current	$7,861,000	$7,853,000
Other current liabilities	97,933,000	91,250,000
Total current liabilities	105,794,000	99,103,000

Accrued insurance claims - long term	18,343,000	18,325,000
Deferred compensation liability	23,211,000	22,771,000
Stockholders' equity	293,791,000	285,143,000

Total Liabilities and Stockholders' Equity	$441,139,000	$425,342,000

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